Exhibit (a)(5)(B)

Contact:	Patrick Suehnholz
Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. ANNOUNCES FINAL RESULTS OF ITS MODIFIED DUTCH AUCTION TENDER OFFER

NEW YORK, NEW YORK, March 19, 2018 – Greenhill & Co., Inc. (NYSE: GHL) today announced the final results of its modified Dutch auction tender offer, which expired at 11:59 P.M., New York City time, on Wednesday, March 14, 2018.

Greenhill accepted for purchase 1,054,968 shares of its common stock, par value $0.01 per share (the “Shares”) at a purchase price of $20.50 per share, for an aggregate cost of approximately $21.6 million, excluding fees and expenses relating to the tender offer. The Shares accepted for repurchase represent approximately 4% of Greenhill’s total outstanding Shares as of March 19, 2018.

The Company’s tender offer was made pursuant to an Offer to Purchase and Letter of Transmittal, each dated February 13, 2018, and as amended and supplemented on March 1, 2018 and March 15, 2018.

Greenhill & Co., LLC acted as the dealer manager for the tender offer. Georgeson LLC acted as the information agent for the tender offer. All inquiries about the tender offer should be directed to Greenhill & Co., LLC toll-free at 1-888-504-7336 or Georgeson LLC toll-free at 1-877-278-4775.

About Greenhill

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

Greenhill has made statements in this press release that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “likely”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about Greenhill, may include projections of Greenhill’s future financial performance, based on its growth strategies and anticipated trends in its business. These statements are only predictions based on Greenhill’s current expectations and projections about future events. There are important factors that could cause Greenhill’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in Greenhill’s 2017 Annual Report on Form 10-K, and carefully review the other reports filed by us with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Greenhill is under no duty to and it does not undertake any obligation to update or review any of these forward-looking statements after the date of this press release.